UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 30, 2009

Date of Report (Date of earliest event reported)

SPANSION INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51666	20-3898239
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 962-2500

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.

On July 30, 2009, Spansion Inc. (the “Company”), Fujitsu Microelectronics Limited (“FML”) and three of the Company’s wholly owned subsidiaries, Spansion LLC, Spansion Technology LLC and Spansion Japan Limited, entered into Amendment No. 3 to the Amended and Restated Foundry Agreement (the “Foundry Amendment”), which amended the Amended and Restated Foundry Agreement, dated as of September 28, 2006, as amended (the “Foundry Agreement”). The Foundry Amendment, among other things, (i) extends the term of the Foundry Agreement to June 26, 2011; (ii) sets pricing terms and minimum wafer production levels through the term of the Foundry Agreement; (iii) makes FML’s obligations under the Foundry Amendment conditioned upon FML and its affiliates being able to continue to purchase flash memory products from the Company and to market, sell or otherwise distribute such products, each as conducted as of the date hereof. The Company, Spansion LLC and Spansion Technology LLC executed the Foundry Amendment solely as guarantors of Spansion Japan Limited’s obligation to purchase wafers under the Foundry Amendment. The guarantee is limited to wafers purchased pursuant to purchase orders that have been approved by the Company. The Foundry Agreement and the Foundry Amendment are referred to collectively as the “Amended Foundry Agreement.”

On July 30, 2009, the Company also entered into an agreement with Spansion Japan Limited (the “Agreement”) pursuant to which the Company agrees to, among other things, (i) provide to Spansion Japan Limited timely forecasts and binding purchase orders sufficient for Spansion Japan to meet the minimum purchase commitments under the Amended Foundry Agreement, and (ii) reimburse Spansion Japan Limited for certain reasonable administrative and logistics costs incurred under the Amended Foundry Agreement.

The preceding descriptions of the Foundry Amendment and the Agreement are qualified in their entirety by reference to the full text of the Foundry Amendment and the Agreement, respectively, which the Company intends to file as exhibits to its Quarterly Report on Form 10-Q for the quarter ended March 29, 2009.

[Signature Page Follows]

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 5, 2009	SPANSION INC.

	By:	/s/ Randy W. Furr
	Name:	Randy W. Furr
	Title:	Executive Vice President and Chief Financial Officer